Exhibit 10.1

Execution Copy

SETTLEMENT AGREEMENT AND

MUTUAL RELEASE AND WAIVER OF CLAIMS

This Settlement Agreement and Mutual Release and Waiver of Claims (this “Agreement”) is made and entered into freely and voluntarily as of the 20th day of November, 2013 (“Separation Date”), by and between EXCO Resources, Inc. (“ERI”) and Douglas H. Miller (hereinafter referred to as “Miller”). This Agreement shall become effective upon the execution of this Agreement by ERI and Miller (the “Effective Date”).

WHEREAS, the following definitions shall apply:

“EXCO” shall refer to both EXCO and its Affiliates.

“Affiliates” shall mean, with respect to a person or entity, each other person or entity controlling, controlled by or under common control with such person or entity. For the purposes hereof, control of an entity shall mean the direct or indirect ability to elect a majority of such entity’s governing body or to otherwise direct its policies or business affairs.

An “EXCO Party” or, collectively, the “EXCO Parties,” shall refer to ERI, Affiliates and all joint ventures, partnerships, and other entities in which EXCO or its Affiliates is a partner, limited partner, joint venture, member, manager or owner.

WHEREAS, until November 20, 2013, Miller was Chairman of the Board and Chief Executive Officer of ERI and served as a representative on various boards of EXCO and as a board member, manager, or representative to EXCO Parties;

WHEREAS, Miller has tendered his resignation from the Board of Directors of ERI, and as an officer and director of ERI; and

WHEREAS, the parties mutually wish to provide for an amicable termination of employment and an orderly transition of Miller’s duties.

NOW, THEREFORE, in consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed, Miller and EXCO agree as follows:

1. Termination.

(a) Miller hereby acknowledges the termination of Miller’s service as an officer and employee of EXCO, and his termination and/or resignation from all other positions held by Miller in any capacity with any EXCO Party, in each case effective as of the close of business on November 20, 2013.

(b) Miller hereby resigns from all positions as an employee, officer, director, member, manager, trustee, agent for service of process, bank signatory, or other positions with any EXCO Party, as of the close of business on November 20, 2013.

(c) The parties agree that Miller’s departure shall be mutually characterized as a resignation, and the parties shall make a joint, public statement that Miller has resigned his position(s) with EXCO, effective November 20, 2013, as set forth in Exhibit A.

2. Principal Economic Terms.

(a) Conditioned upon Miller’s compliance with Sections 7 through 9 and subject to Section 13, EXCO will pay Miller the following:

(i) The sum of Four Million Dollars ($4,000,000.00) on November 29, 2013;

(ii) The sum of One Million Dollars ($1,000,000.00) on December 31, 2014.

(b) ERI shall accelerate the vesting to November 20, 2013 of the following restricted stock awards previously granted to Miller as follows:

(i) The vesting in Section 3 of the Restricted Stock Award Agreement dated on or about August 15, 2011, with respect to 11,466 shares of the Common Stock of ERI shall be accelerated to November 20, 2013;

(ii) The vesting in Section 3 of the Restricted Stock Award Agreement dated on or about November 21, 2011 with respect to 266,317 shares of the Common Stock of ERI shall be accelerated to November 20, 2013; and

(iii) The vesting in Section 3 of the Restricted Stock Award Agreement dated on or about December 13, 2012, with respect to 46,200 shares of the Common Stock of ERI shall be accelerated to November 20, 2013.

Each of the shares referenced in this Section 2(b)(i) through (iii) shall not be offered for sale, pledged, hypothecated, or otherwise transferred by Miller prior to April 15, 2014 and that a legend shall be placed on the certificates representing such shares consistent with this Section 2(b). By clarification, this limitation does not apply to other shares owned by Miller whose vesting is not accelerated by this Section 2(b).

(c) Any prior awards of Restricted Stock, Restricted Stock Units, Performance Awards, SAR, stock appreciation right, or Incentive other than Stock Options (as those terms are defined in the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”)) are revoked and of no force and effect. For clarification, the Restricted Stock Award dated on or about August 13, 2013 is revoked and of no further effect. All Stock Options (as that term is defined in the Plan) shall be exercisable in accordance with their terms and in accordance with a termination Without Cause. Except as modified explicitly in this Section 2, all terms of all award agreements and the Plan shall remain unaffected by this Agreement and in full force and effect.

(d) EXCO shall pay any COBRA premiums necessary for Miller to continue medical coverage for Miller and his eligible dependents through May 31, 2015.

(e) EXCO shall pay on November 22, 2014 any accrued (through November 20, 2013) base salary previously unpaid.

(f) All payments shall be less withholding as required by federal, state, and local law. Withholding that is required by federal, state or local law with respect to Section 2(b) shall be made from the payment on November 29, 2013.

3. Other Matters. Miller and EXCO hereby agree as follows:

(a) Miller has been paid all compensation due to him that has accrued through November 20, 2013, including any accrued but unused vacation and any incentive compensation.

(b) Within sixty (60) days of the Separation Date, Miller shall account for any personal charges to his EXCO credit card and any reimbursement will be less such personal charges, and Miller shall submit any other expenses to be reimbursed in accordance with EXCO policies. If personal charges exceed reimbursement, Miller will pay EXCO the difference within ninety (90) days of the Separation Date; if reimbursement exceeds personal charges, then EXCO will pay Miller the difference within ninety (90) days of the Separation Date.

(c) EXCO will provide and/or maintain in effect directors and officers insurance for Miller’s benefit covering any claims arising out of any conduct prior to the date on which Miller is no longer a member of the board of directors of EXCO, such coverage to be on the same terms as are available to all other members of EXCO’s board of directors.

(d) Miller acknowledges and agrees that, except as expressly set forth in Section 2, this Section 3, Section 4 and Section 13, Miller has no rights to, and hereby expressly disclaims any right to, any compensation, benefits or other remuneration from EXCO of any kind or nature whatsoever or any profit sharing, deferred compensation, or retirement plan benefits, and EXCO has no further obligation to pay or provide to Miller any such compensation, benefits or other remuneration.

(e) The Parties acknowledge that they are each otherwise responsible for their own tax consequences and liabilities arising out of this Agreement and that neither of the Parties nor their respective attorneys have made any representation to the other regarding tax consequences of any amounts received pursuant to the Agreement.

4. Mutual Release and Covenant Not to Sue.

(a) In consideration of the matters referenced in Section 2 and Section 3 above, Miller, on behalf of himself and his heirs, executors, administrators, and assigns, hereby forever releases, discharges, cancels, waives, and acquits ERI, the Affiliates, and the EXCO Parties, and their respective agents, officers, owners, members, managers, partners, joint venturers, directors, employees, insurers, and assigns, of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities of any nature whatsoever, whether in law or equity (collectively, “Claims”), which Miller has, had or may hereafter have against it arising out of, or by reason of, any cause or matter, existing as of the date of execution of this Agreement, WHETHER KNOWN TO MILLER AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, other than any Claims arising out of, or by reason of any breaches by EXCO of its obligations under this Agreement. This FULL RELEASE AND WAIVER OF ALL CLAIMS by Miller includes, without limitation, any Claims arising out of, or relating in any manner whatsoever to, the employment and/or termination of the employment of Miller by EXCO, such as, BUT NOT LIMITED TO, any charge, claim, lawsuit or other proceeding arising under the Civil Rights Acts, Title VII as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the Labor Management Relations Act (LMRA), Employee Retirement Income Security Act (ERISA), the Consolidated Omnibus Budget Reconciliation Act, the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Rehabilitation Act of 1973, and the Family and Medical Leave Act of 1993, worker’s compensation laws, any claim relating to the purchase, sale, or award of any interest in any EXCO Party, or any other federal, state, or local statute, or any contract, agreement, plan or policy, including any Claims for breach of express or implied contract, wrongful discharge, tort, personal injury, or any claims for attorney’s fees or other costs. This release shall not apply to (i) any vested amounts in Miller’s 401(k) account, (ii) any benefits due to, or on behalf of, Miller or his dependents pursuant to the terms of any health, dental, vision or other similar health-related plan or policy of EXCO, or (iii) any right to indemnification, advancement of expenses, limitation of liability or exculpation of liability to the extent provided under or arising from the Articles of Incorporation or Bylaws of EXCO or under any insurance policy maintained by EXCO benefiting Miller with respect to his service as an officer, employee, or director of EXCO.

(b) In consideration of the matters referenced in Section 2 and Section 3 above, ERI, on behalf of itself and its Affiliates,, and their respective subsidiaries, affiliates, agents, officers, owners, members, managers, directors, employees, insurers, and assigns, hereby forever releases, discharges, cancels, waives, and acquits Miller of and from any and all Claims existing as of the date of execution of this Agreement, WHETHER KNOWN TO EXCO AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, other than any Claims arising out of, or by reason of, (i) any breaches by Miller of his obligations under this Agreement, (ii) any actions or omissions by Miller in connection with his employment that subject EXCO to any criminal liabilities under federal, state or other laws, and (iii) any actions or omissions by Miller in connection with his employment that subject EXCO to any civil liabilities under federal, state or other laws and with respect to which Miller is not entitled to the indemnification or other rights referenced in Section 4(a)(iii) above. This FULL RELEASE AND WAIVER OF ALL CLAIMS by EXCO includes, without limitation, any Claims arising out of, or relating in any manner whatsoever to, any applicable federal, state, or local statute, or any contract, agreement, plan or policy, including any Claims for breach of express or implied contract, tort, or any claims for attorney’s fees or other costs.

(c) Each of EXCO and Miller further covenants and agrees not to institute, nor cause to be instituted, any legal proceeding of any nature whatsoever, including, without limitation, filing any claim or complaint with any government agency alleging any violation of law or public policy or seeking workers’ compensation from EXCO (or any of its representatives) for any claim released hereunder premised upon any legal theory or claim whatsoever, including without limitation, contract, tort, wrongful discharge, personal injury, interference with contract, breach of contract, defamation, negligence, infliction of emotional distress, fraud, or deceit, except that a party hereto may file a legal proceeding against the other solely to enforce the terms of this Agreement or any agreement contemplated hereunder.

(d) Miller’s release of liability described in this Agreement is a material provision of this Agreement. Accordingly, Miller agrees that should any legal action be pursued on his behalf by any person or other entity against EXCO regarding the claims released in this Agreement, Miller will not accept recovery from such action, but will assign such recovery to EXCO. Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “Commission”), the National Labor Relations Board (the “NLRB”), or any other federal, state or local agency with similar responsibilities to enforce any laws pertaining to employment discrimination or retaliation, or union activity or participation. Likewise, this waiver will not be used to justify interfering with the protected right of any Miller to file a charge or participate in an investigation or proceeding conducted by the Commission, the NLRB or any similar agency; however, Miller waives the right to any benefits or recovery arising out of any such proceeding.

(e) Each of EXCO and Miller acknowledges that the considerations afforded such party under this Agreement are in full and complete satisfaction of any Claims such party may have or may have had prior to the date hereof, including, without limitation, any such Claim arising out of Miller’s employment with EXCO or the termination thereof, and provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Agreement.

5. No Disparagement. During the period through December 31, 2014, each of EXCO and Miller agrees that as part of the consideration for this Agreement, each will not make disparaging or derogatory remarks, whether oral or written, about the other party, including, in the case of Miller, any disparaging or derogatory remarks by Miller, whether oral or written, regarding EXCO or its business, products, subsidiaries, affiliates, directors, officers or agents. Each of EXCO and Miller also agree that neither it nor he will characterize Miller’s termination in a manner other than as described herein, in the press release issued by EXCO on November 20, 2013 related thereto, or in the Current Report on Form 8-K filed by EXCO in respect of this Agreement. Nothing in this Agreement shall prevent any party from giving truthful testimony or providing any information requested by any agent of the United States, State, or local government or member of Congress.

6. Cooperation. Miller agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against EXCO or its subsidiaries, affiliates, directors, officers or agents regarding any alleged acts or omissions prior to November 20, 2013 by EXCO or its Affiliates, unless under a subpoena or court order to do so and except as may be required to enforce his rights hereunder or any agreement contemplated herein. Miller will provide reasonable cooperation to EXCO with respect to any litigation involving the EXCO Parties. This obligation includes Miller’s meeting with EXCO and its counsel at reasonable times upon EXCO’s request; providing testimony in court or upon deposition and other information (whether by testimony or otherwise) that is truthful, accurate, and complete, according to information known to Miller, in connection with the prosecution or defense of EXCO or any of the other Released Parties in such litigation. For any services other than of a de minimis nature performed at EXCO’s request, EXCO agrees to reimburse Miller at the agreed hourly rate of $500 for Miller’s time devoted to such activities, upon presentation of substantiating documentation and for any reasonable out of pocket expenses incurred by Miller in cooperating pursuant to this Section 6. Nothing herein shall be construed to prohibit Miller from giving truthful testimony or to alter or influence such testimony in any way.

7. Non-Disclosure. Miller agrees that he will not, at any time from and after the date hereof, in any manner, either directly or indirectly, divulge, disclose, or communicate any Confidential Information (as hereinafter defined) to any person, firm, corporation, or other entity, or use the Confidential Information for his own benefit or for the benefit of any person, firm, corporation, or other entity, and not for the benefit of EXCO, without the express prior written consent of an authorized officer of EXCO. Miller shall not, directly or indirectly, copy, take, or remove from EXCO’s premises any of the Confidential Information. Miller further agrees that in the event it appears that he will be compelled by law or judicial process to disclose any such Confidential Information, he will notify EXCO’s General Counsel in writing immediately upon her receipt of a subpoena or other legal process. As used herein, the term “Confidential Information” as used in this Agreement means any information which is proprietary or confidential to any of the EXCO Parties, including, without limitation, any books, records, lists, studies, reports, knowledge of the EXCO Parties, methods of operation, client lists, processes, trade secrets, potential acquisitions, potential funding transactions, methods of determination of prices, business plans, marketing plans, budgets, financial condition, profits, sales, net income, and indebtedness, as the same may exist from time to time in any form, media or format.

8. Property and Confidential Information. Miller acknowledges that, no later than December 1, 2013, he will return to EXCO any and all EXCO property (including, without limitation, laptops, cell phones, PDAs, key cards, digital media storage devices, etc.), as well as the originals and/or copies of documents containing EXCO’s Confidential Information, and that he will not retain any such material in any format, whether in hard copy or electronic, whatsoever.

9. Non-Solicitation and Non-Hire of Officers. Miller agrees that, through December 31, 2014, neither he nor anyone acting in concert with him, on his behalf or at his behest, shall, directly or indirectly, whether as an individual or on his own account, or as a partner or joint venture, or as an employee or agent for any person, firm, or corporation, or as an officer, director or shareholder of a corporation or other business entity, solicit, contact, or communicate with, in any way, any EXCO employee or independent contractor for purposes of causing such person to terminate his/her relationship with EXCO. In addition, Miller agrees that, through December 31, 2014, neither he nor anyone acting in concert with him, on his behalf or at his behest, shall, directly or indirectly, whether as an individual or on his own account, or as a partner or joint venture, or as an employee or agent for any person, firm, or corporation, or as an officer, director or shareholder of a corporation or other business entity, shall hire any Officer of EXCO. An “Officer of EXCO,” for purposes of this Agreement, shall mean any person who, as of November 20, 2013, served as a Vice President of EXCO or higher position (for example, Executive Vice President, Senior Vice President, or President) or whose title with EXCO was as an officer (for example, Chief Information Officer, Chief Financial Officer, or Chief Compliance Officer).

10. No Admission of Liability. Nothing contained in this Agreement shall be construed in any manner as an admission by any party that it has or may have violated any statute, law or regulation, or breached any contract or agreement.

11. Reliance. Miller represents and warrants that: (a) he has relied on his own judgment regarding the consideration for and language of this Agreement; (b) he has been given a reasonable period of time to consider this Agreement, has been advised to consult with independent counsel of his own choosing before signing this Agreement, and has consulted with independent counsel or voluntarily elected not to consult with independent counsel with respect hereto; (c) EXCO has not in any way coerced or unduly influenced him to execute this Agreement; and (d) this Agreement is written in a manner that is understandable to him and he has read and understood all paragraphs of this Agreement.

12. Nature of the Agreement. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. This Agreement and all attachments constitute the sole and entire agreement of the parties with respect to the subject matter hereof, and there are no agreements of any nature whatsoever between the parties hereto with respect to the subject matter hereof, except as expressly stated herein. With respect to any stock options or restricted stock awards, all prior award agreements and the plan documents relating thereto shall remain in full force and effect, except as explicitly provided herein. All other prior agreements or plans between EXCO and Miller or otherwise relating to Miller, are hereby terminated This Agreement may not be modified or changed unless done so in writing, signed by both parties. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of the Agreement shall continue to be in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law principles.

13. Time Period of Considering or Canceling This Agreement. Miller waives the 21-day period provided in the Older Worker Benefit Protection Act to consider whether to sign this Agreement, and EXCO agrees that Miller may revoke his release of any Claims arising under the Age Discrimination in Employment Act referred to in Section 4(a) above at any time during the seven (7) days following the date on which this Agreement has been signed by all parties to this Agreement. In order to effect a revocation of any Claims under the Age Discrimination in Employment Act referred to in Section 4(a) above, Miller must deliver to EXCO, c/o EXCO Resources, Inc., Attn: General Counsel, written notice expressly stating that Miller is revoking his release of Claims under the Age Discrimination in Employment Act. If Miller delivers such notice revoking his release of Claims under the Age Discrimination in Employment Act, then:

(a) Miller’s release of Claims under the Age Discrimination in Employment Act shall not be effective or enforceable; but

(b) Miller’s release of all other Claims under Section 4(a) above shall remain in full force and effect; and

(c) The first payment referenced in Section 2(a) shall be reduced from $4,000,000.00 to $3,000,000.00.

14. Remedies. EXCO, on the one hand, and Miller, on the other, acknowledge and agree that irreparable damage will occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof. Miller agrees that, if Miller in any non-immaterial respect violates Sections 7 through 9, EXCO shall not be obliged to pay any remaining payment under Section 2. The foregoing remedies shall be in addition to any other remedy to which a party hereunder may be entitled at law or in equity.

15. Section 409A.

(a) This section is intended to help ensure that payments made to Miller pursuant to this Agreement are either paid in compliance with, or exempt from, Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). This Agreement shall be interpreted on a basis consistent with such intent. However, ERI does not warrant to Miller that any amount paid to or for the benefit of him will be exempt from, or paid in compliance with, Section 409A.

(b) If any payments or benefits provided to Miller by ERI, either per this Agreement or otherwise, are non-qualified deferred compensation subject to, and not exempt from, Section 409A (“Subject Payments”), the following provisions shall apply to such payments and/or benefits:

(i) With regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Miller’s “separation from service” and (ii) the date of Miller’s death. Any payments other than the Delayed Payments shall be paid in accordance with the normal payment dates specified in this Agreement. In no case will the delay of any of the Delayed Payments by ERI constitute a breach of ERI’s obligations to Miller.

(ii) Miller’s right to receive the payments in Section 2(a) above shall be treated as a right to receive a series of separate and distinct payments.

(iii) To the extent that any reimbursement or in-kind benefits are Subject Payments: (x) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (y) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (z) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

16. Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

17. Choice of Law. The Parties agree that the terms of the Agreement shall be governed and construed in according with the laws of the State of Texas.

18. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

19. Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered by overnight courier or sent by electronic mail or facsimile, or upon delivery when delivered personally, or upon seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address or facsimile number, as subsequently modified by written notice, as follows:

(i) if to Miller, to 3 Brigade Court, Dallas, TX 75225, Attn: Douglas H. Miller, with copy to Brian Lidji, 500 North Akard, Suite 3500, Dallas, Texas 75201, blidji@ldhlaw.com; or

(ii) if to EXCO, to EXCO Resources, Inc., William L. (Lanny) Boeing, Vice President and General Counsel, EXCO Resources, Inc., 12377 Merit Dr., Suite 1700, Dallas, TX 75251, 214-368-2084 (Main), 214-706-3409 (Fax), lboeing@excoresources.com.

20. Signatures. This Agreement may be executed in multiple counterparts, and a signature transmitted by pdf or facsimile shall be considered to be an original for all purposes.

[Signature Page Follows]

Dated this 20th day of November, 2013.

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President and General Counsel

Dated this 20th day of November, 2013.

DOUGLAS H. MILLER

By:	/s/ Douglas H. Miller
Douglas H. Miller